EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Roger A. Barnes Executive Vice President/CFO Riverstone Networks, Inc. 408/878-6500	Howard Kalt Kalt Rosen & Co. 415/397-2686

Riverstone Networks Announces Change in Independent Registered Public

Accounting Firm

SANTA CLARA, Calif., October 14, 2004—Riverstone Networks, Inc. (RSTN.PK) announced that it has retained Grant Thornton LLP as its independent registered public accounting firm going forward, beginning with the completion of the audit of the Company’s financial statements for its fiscal year 2004, which ended February 28, 2004. Grant Thornton replaces Ernst & Young LLP.

The decision to change independent registered public accounting firms was made by the company’s Audit Committee of the Board of Directors following the solicitation of proposals from and discussions with qualified public accounting firms to perform the company’s fiscal year 2004 audit and future audit work.

There were no consultations during the two fiscal years ended February 28, 2004, and the subsequent interim period through August 28, 2004 by Riverstone with Grant Thornton regarding the application of accounting principles or the type of audit opinion that might be rendered on the company’s financial statements.

About Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier class solutions for next generation Metro Ethernet networks. Riverstone’s Metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

CONTACT: Riverstone Networks

Roger A. Barnes, 408-878-6500

or

Kalt Rosen & Co.

Howard Kalt, 415-397-2686

SOURCE: Riverstone Networks, Inc.

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